Exhibit 10.1

Execution Copy

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”), dated as of February 27, 2023, is entered into by and between Vista Outdoor Inc., on behalf of itself and its subsidiaries, controlled affiliates, successors, and assigns (collectively, the “Company”), and Tig H. Krekel (the “Individual”) (the Company and the Individual, collectively, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Individual is a member and Vice Chairman of the board of directors of the Company (the “Board”).

WHEREAS, the Individual has decided to retire from the Board, effective as of February 27, 2023 (“Retirement Date”).

WHEREAS, the Parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements concerning Individual’s retirement from the Board and payments and benefits to the Individual upon such retirement.

NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is acknowledged, the Parties knowingly and voluntarily agree to the following terms:

TERMS

1.         Retirement Date; Effect of Retirement.  Effective as of the Retirement Date, the Individual hereby retires from the Board and any and all other positions with the Company and its affiliates except as otherwise stated herein. For purposes of this Agreement, the term “affiliate” means, with respect to the Company, any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or its successors or assigns.

2.          Certain Benefits.  Subject to the Individual’s execution of and ongoing compliance with his obligations under this Agreement, in recognition of the Individual’s years of service to the Company and contributions as a member of the Board, and, to the extent requested by the Board, any service by the Individual during the period of Individual’s emeritus status as set forth in Section 3 below, on the Retirement Date:

(a)
The Individual shall (i) retain the entire annual cash retainer of $95,000.00 for Fiscal Year 2023, which was previously paid to him in cash as consideration for service on the Board in Fiscal Year 2023, and (ii) be reimbursed for all reasonable, necessary, and documented out-of-pocket expenses incurred by the Individual as a member of the Board prior to the Retirement Date;

(b)	All shares of common stock of the Company, 4,859 unvested restricted stock units and 44,159 earned and deferred stock units, held by the Individual as of the

Retirement Date will be deemed immediately vested and released to the Individual, free of any encumbrances;

(c)
If the Board approves the payment, on or before July 25, 2024, of additional compensation to members of the Board for their efforts and contributions in connection with preparing for the Company’s previously announced spin-off of the Company’s Outdoor Products business (the “Spin-Off”) (“Director Transaction Compensation”), the Individual shall receive the Director Transaction Compensation on the same date the Director Transaction Compensation is paid to the other members of the Board;

(d)
For the period through July 25, 2024, the Individual shall be entitled to (i) his Fiscal Year 2023 Company product allowance at employee cost, the balance of which is $3,000.00 as of the Retirement Date; and (ii) an additional Fiscal Year 2024 Company product allowance at employee cost not to exceed $3,000.00; for purposes of this Agreement, the term “product(s)” means any product made or sold by any of the Company’s portfolio of brands across the Company’s two operating segments as of the Retirement Date, regardless of the inclusion or exclusion of any such brands in the Spin-Off; the Individual shall provide prior written notice of his exercise of rights under this provision to the Company at Attn: Legal, 900 Ehlen Drive, Anoka, MN 55303; and

(e)
The Individual shall be entitled, for the remainder of his lifetime, to purchase Company products at employee cost; the Individual shall provide prior written notice of his exercise of rights under this provision to the Company at Attn: Legal, 900 Ehlen Drive, Anoka, MN 55303.

3.          Director Emeritus. Effective as of the Retirement Date and for a period of one year from the date thereof, the Company hereby designates and appoints the Individual as a Director Emeritus.  As Director Emeritus, the Individual may from time to time be requested, by at least a simple majority of the members of the Board, to provide advice and guidance with regard to Company matters.  As Director Emeritus, the Individual shall not be a member of the Board or any of its committees, ex officio or otherwise, and shall not have meeting attendance, observer, information, voting, or any other rights except as expressly requested and authorized by the Board in writing.  In exchange for his agreement to serve as Director Emeritus, the Company shall pay the Individual $235,000.00 on the Retirement Date (payable to Hudson Group LLC). The Company shall reimburse the Individual for necessary, reasonable, and documented out-of-pocket expenses incurred by Individual in connection with providing any requested services as Director Emeritus.

4.         Return of The Company’s Property. On or before the Retirement Date, the Individual shall return to the Company or destroy any and all documents, manuals, electronic equipment, office equipment, credit cards, and other things belonging to the Company that the Individual has in his possession or control.

5.            Confidential Information.  The Individual acknowledges that, during his employment with the Company, he formulated, established, and otherwise had access to and knowledge of the Company’s Confidential Information, as defined below in this Agreement. The Individual further acknowledges that the preservation of the Company’s Confidential Information is of critical importance to the continued business success of the Company.  Accordingly, the Individual agrees and covenants that, at all times after the Resignation Date, the Individual shall: (a) hold in strict confidence and shall not, without authorization of the Interim Chief Executive Officer (or any successor), use, disclose, communicate, or distribute, to any person or entity who is not an agent or employee of the Company, any Confidential Information; (b) not take, but shall leave with the Company, or destroy, all records (including electronic data) and papers and all other items of whatever nature that contain Confidential Information; and (c) not write, confirm or otherwise communicate or publish to any person or entity any of the Company’s Confidential Information.

Notwithstanding the foregoing, Individual shall not be in breach of this Agreement if the disclosure of Confidential Information is required by law, required to protect his legal rights, or is compelled by valid legal process, provided that the Individual provides prior written notice to the Company at Attn: Legal, 900 Ehlen Drive, Anoka, MN 55303 and the Individual has sought all reasonable safeguards against any unreasonable dissemination prior to such disclosure.

For purposes of this Agreement, “Confidential Information” means all non-public information that is not generally known in the trade or industry, is valuable to the Company, and is or was disclosed by the Company to the Individual, or obtained by, or imparted to the Individual through his service on the Board, whether prepared by the Individual, the Company, the Board, or its agents or advisors, in oral, electronic, tangible or intangible form, concerning the processes, products, services, technology, or business of the Company, that is either identified by the Company as being confidential, or that would be understood by a person in the Individual’s position, exercising reasonable business judgment, to be confidential; provided, however, Confidential Information excludes information that (i) is in the public domain through no act or omission by the Individual in violation of any agreement that the Individual is party to with the Company or any policy of the Company and without breach of any obligation of confidentiality owed to the Company or (ii) has become available to the Individual on a non-confidential basis from a source other than the Company without breach of such source’s confidentiality or non-disclosure obligations to the Company.

6.          Release of the Individual.  In exchange for and as a part of the consideration set forth herein, the Company, including without limitation, its past and present subsidiaries, affiliates, officers, directors, partners, employees, successors-in-interest, assigns, representatives, insurers, lawyers, counselors, advisors and agents, individually and collectively, hereby fully releases and discharges the Individual and his heirs, executors and/or administrators, representatives, lawyers, counselors, advisors, agents, and any entity in which the Individual has ownership in or controls, of and from any and all conceivable known or unknown past, present, or future liabilities, debts, claims, causes of action, attorneys’ fees, demands for damages, costs, indemnification, contribution, or any other thing, of any kind or nature whatsoever, for which the Company has or may have any conceivable known or unknown cause of action, claim, or demand for damages, costs, indemnification, or any contribution, whether certain or speculative, fully or partially accrued, inchoate, springing, contingent, questioned or doubtful, which it may have or has had at any time prior hereto, come into existence or which may be brought in the future in connection with any acts or omissions whether known or unknown which have occurred at any time prior to the Retirement Date, or in connection with any duties or functions for, or obligations of, any type to the Company.  Subject to the terms of this Agreement, Company covenants not to sue the Individual for any matter or claim covered by this release and that any such lawsuit is a breach of this covenant and release. This release and covenant specifically exclude and shall not apply to any claims made to enforce this Agreement, any claim which as a matter of law cannot be released or waived by private agreement or any claim occurring after the Retirement Date.

7.          Release of the Company. In exchange for and as a part of the consideration set forth herein, the Individual and his heirs, executors and/or administrators, representatives, lawyers, counselors, advisors, agents, and any entity in which the Individual has ownership in or controls, individually and collectively, hereby fully release and discharge the Company, including without limitation its past and present subsidiaries, affiliates, officers, directors, partners, employees, successors-in-interest, assigns, representatives, insurers, lawyers, counselors, advisors and agents, individually and collectively, of and from any and all conceivable known or unknown past, present, or future liabilities, debts, claims, causes of action, attorneys’ fees, demands for damages, costs, indemnification (except as otherwise provided below in this Section 7), contribution, or any other thing, of any kind or nature whatsoever, for which the Company has or may have (except as otherwise provided below in this Section 7), or any contribution, whether certain or speculative, fully or partially accrued, inchoate, springing, contingent, questioned or doubtful, which the Individual has, may have, or has had at any time prior hereto, or which may be brought in the future in connection with any acts or omissions whether known or unknown which have occurred at any time prior to the Retirement Date, or in connection with any duties or functions for, or obligations of, any type to the Individual. Subject to the terms of this Agreement, the Individual covenants not to sue the Company for any matter or claim covered by this release and that any such lawsuit is a breach of this covenant and release. This release and covenant specifically exclude and shall not apply to (i) any of the Individual’s rights to indemnification, defense, contribution, subrogation, and/or advancement and/or reimbursements of any expenses, under applicable law, or under any of the Company’s governing documents (whether any certificate of incorporation, articles of organization, bylaws, charter or otherwise),  (ii) any rights or entitlements relating to any direct or indirect investments in the Company, (iii) any rights or entitlements due and payable, or for which performance is due, on or after the date of this Agreement under or in respect of any of the written contracts or agreements to which Individual  and Company is a party; and (iv) any claims made to enforce this Agreement, any claim which as a matter of law cannot be released or waived by private agreement or any claim occurring after the Retirement Date.

8.         Non-Disparagement. The Company (through its Section 16 officers or members of the Board) shall not, agrees to instruct its senior leadership team and Board to not, and agrees not to instruct any of its subsidiaries and affiliates and representatives (including the Company’s and each of its subsidiaries’ and affiliates’ employees, officers, directors, and agents) to, disparage the Individual, or otherwise make statements or take actions that would place the Individual in a negative light, which includes refraining from defaming, libeling, disparaging or otherwise making statements which would place the Individual in a negative light, without limitation, in any public forum including newspaper, magazine, periodical, book, television broadcast, motion picture, videotape, film, play, interview, weblog, chat rooms, e-mails or other medium associated with the internet or any other means of public expression, and to any person or entity (whether done anonymously or not). The Individual shall not disparage the Company, or otherwise make statements or take actions that would place the Company in a negative light, which includes refraining from defaming, libeling, disparaging or otherwise making statements which would place it or them in a negative light, without limitation, in any public forum including newspaper, magazine, periodical, book, television broadcast, motion picture, videotape, film, play, interview, weblog, chat rooms, e-mails or other medium associated with the internet or any other means of public expression, and to any person or entity (whether done anonymously or not).

9.          Cooperation.  The Individual agrees to reasonably cooperate with the Company with respect to any future litigation, investigation, arbitration, and/or other fact-finding or adjudicative proceeding, public or private, involving the Company and any matter about which, in the Company’s determination, the Individual may have knowledge of relevant facts resulting from his service with the Company. The Company shall (a) shall take into account the Individual’s availability and commitments to any subsequent employer or commercial endeavors when requesting any such cooperation and (b) reimburse the Individual for reasonable, necessary and documented out-of-pocket expenses incurred by the Individual in connection with providing any cooperation under this provision, including attorneys’ fees.  Should a subpoena or other legal process be served upon the Individual relating to the Company, the Individual shall provide notice to the Company of the same, within five business days, to the attention of Legal, 900 Ehlen Drive, Anoka, MN 55303.

10.         Acknowledgment. The Individual acknowledges he is retiring under the circumstances described in Item 5.02(b) of Form 8-K of the Securities and Exchange Commission.

11.         Authority to Execute.  Each Party represents and warrants that it has the requisite authority to execute this Agreement.

12.        Governing Law; Venue.  This Agreement and the rights and duties of the Parties under it shall be governed by the laws of the State of Delaware, without regard to any conflict-of-laws principles. Exclusive venue for any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, in the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the federal courts of the United States, in the federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or federal court. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

 13.          Remedies for Breach. Without limiting other available remedies, each Party agrees that a breach of such Party’s representations, warranties, agreements, obligations, or covenants in this Agreement would result in material and irreparable injury to the non-breaching Party for which there is no adequate remedy at law, that it is not possible to measure damages for such injuries precisely, and that, in the event of a breach or threat of breach, the non-breaching Party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the breaching Party from engaging in activities prohibited by this Agreement or such other relief as may be required specifically to enforce the breaching Party’s representations, warranties, agreements, and covenants made in this Agreement.

14.        Severability. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules, and regulations. In the event that any provision of this Agreement is determined by a court of competent jurisdiction, pursuant to Section 12 herein, to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. In the event that any provision is determined by a court of competent jurisdiction, pursuant to Section 12 herein, to be overly broad as written, such provision shall be deemed to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended. If any provision of this Agreement is determined by a court of competent jurisdiction, pursuant to Section 12 herein, to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

15.         Assignment. The Individual’s obligations, rights, and benefits under this Agreement are personal to him and shall not be assigned to any person or entity without written consent of the Company. The Company may assign this Agreement with the Individual’s consent, not to be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.

16.         Effective Date.  This Agreement shall become effective and enforceable upon its execution by both Parties.

17.         Knowing and Voluntary Agreement; Right to Consult an Attorney; Disclaimer of Reliance.  Each Party expressly represents and acknowledges that (a) he or it has carefully read this Agreement and understands its contents; (b) he or it has been advised by this paragraph of his or its right to consult with an attorney of his choice before signing this Agreement; (c) he or it has had a reasonable period in which to consider whether to sign this Agreement; (d) he or it fully understands the meaning and effect of signing this Agreement; (e) his or its entry into this Agreement is knowing and voluntary; (f) no promise or agreement which is not expressed in this Agreement has been made to him or it in entering into this Agreement; and (g) he or it is not relying upon any statement or representation of any Party or an agent of a Party being released in this Agreement.

18.         Rights Not Impeded.  For avoidance of doubt, nothing in this Agreement is intended to, or does, preclude the Individual from (a) contacting, reporting to, responding to an inquiry from, communicating with, or otherwise participating in an investigation conducted by any federal, state, or local governmental agency, commission, or regulatory body; (b) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (c) otherwise making truthful statements as required by law or valid legal process; or (d) engaging in any legally protected activities. In accordance with applicable law and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of the Company’s policies or agreements applicable to the Individual (x) impedes his right to communicate with any governmental agency about possible violations of federal securities or other laws or regulations; (y) impedes his right to report waste, fraud, or abuse related to the performance of a Department of Defense contract to a designated investigative or law enforcement representative within Department of Defense authorized to receive such information; or (z) requires him to provide any prior notice to the Company or obtain the Company’s prior approval before engaging in any such communications.

19.         Independent Consideration.  Whether or not expressly stated in this Agreement, all obligations and undertakings each Party makes and assumes in this Agreement are in consideration of the mutual promises and undertakings the other Party undertakes in this Agreement.

20.         Interpretation. The language of all parts of this Agreement shall in all cases be construed as a whole, according to the Agreement’s fair meaning, and not strictly for or against any of the Parties.

21.        Entire Agreement.  This Agreement contains and represents the entire agreement of the Parties with respect to its subject matters, and supersedes all prior agreements and understandings, written and oral, between the Parties with respect to its subject matters, subject to the exceptions referenced herein.

22.         Modification; Waiver.  No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by a duly authorized representative of each Party.

23.        Counterparts.  This Agreement may be signed in counterparts with signatures compiled using the signature pages hereof, and delivered by email to each Party, and each such signed and transmitted Agreement which includes all specified signatures shall be deemed an original instrument and shall each constitute a true and complete copy of the entire Agreement.  This Agreement shall be of no force and effect unless and until fully executed by each Party and both Parties.

24.        Costs. The Company agrees to pay for Individual’s attorneys’ fees and costs incurred in the negotiation and finalization of this Agreement. In any action or proceeding arising from or related to this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs in any such action.

25.         Taxes. The Individual acknowledges and agrees that he is and has been solely responsible for paying any taxes imposed with respect to any amount payable to him or previously paid (or the vesting or settlement of any equity-based award) pursuant to this Agreement.

VISTA OUTDOOR INC.		INDIVIDUAL

By:	/s/ Michael Callahan	By:	/s/ Tig H. Krekel
Name:	Michael Callahan	Name:	Tig H. Krekel
Title:	Chairman
Date:	2/27/23	Date:	2/27/23

VISTA OUTDOOR INC.

By:	/s/ Gary L. McArthur
Name:	Gary McArthur
Title:	Chief Executive Officer (Interim)
Date:	March 2, 2023